Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 29, 2009, with respect to the financial statements and supplemental schedule of The Profit Sharing Plan of Quest Diagnostics Incorporated included in the Annual Report on Form 11-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statement of Quest Diagnostics Incorporated on Form S-8 (No. 333-17079, effective November 29, 1996).

/s/ Grant Thornton LLP
New York, New York
June 29, 2009